CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 333-168727 on Form N-1A of our report dated December 20, 2017, relating to the financial statements and financial highlights of First Trust AQA(R) Equity Fund, appearing in the Annual Reports on Form N-CSR for First Trust Series Fund as of and for the year ended October 31, 2017, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Policy Regarding Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 29, 2018